NEWS RELEASE                                  For Information:

                                            Luther Deaton, Jr.
FOR IMMEDIATE RELEASE                          President & CEO
                                                (606) 253-6184


 CENTRAL BANCSHARES TO ACQUIRE PIONEER FINANCIAL OF WINCHESTER

Lexington -- In a joint release issued today, Carl C. Norton, President of Pioneer Financial Corporation and Pioneer Federal Savings Bank and Luther Deaton, Jr., President and CEO of Central Bancshares, Inc. announced a definitive agreement for Central to acquire Pioneer. The agreement has been approved by the boards of Pioneer and Central and is subject to approval by regulators and the shareholders of Pioneer. Under the terms of the agreement, Central Bancshares will pay the shareholders of Pioneer a total of $20,510,950, or $98.50 per share, for the 208,233 shares of Pioneer stock outstanding. The transaction is expected to be completed in the third quarter of 1998.

"We see this affiliation with Central as an excellent way to offer a wider range of convenience and financial services while keeping our focus on our local community," noted Norton.
"Central Bank will make an excellent partner."

Central Bancshares's President & CEO Luther Deaton, Jr.
emphasized the combined human and financial resources of the two organizations, stating, "The fine staff at Pioneer will be a key link to the Winchester community. Their experience in residential mortgage lending will be a tremendous asset for Central Bank, FSB."

Originally chartered in 1885, Pioneer is Winchester's third largest financial institution, with total assets of $84 million on December 31, 1997. The bank operates two offices in Clark County, the main office at 25 West Hickman and the branch at 1110 Pioneer Drive. Pioneer will, in the future, assume the name of Central Bank, FSB and continue to operate as a federal savings bank.

Central Bancshares is the holder company for Central Bank & Trust Co. in Lexington and Central Bank, FSB in Nashville. Central is the second largest financial institution in central Kentucky, with total assets of $607 million on December 31, 1997. It operates 13 full service banking offices, a mortgage office and an investment brokerage subsidiary.